Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-4
(Form Type)

Helix Energy Solutions Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share	457(c), 457(f)(2)	63,832,084(1)	—	$198,138,165(2)	0.00013810	$27,362.89
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$198,138,165		$27,362.89
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$27,362.89

(1)
Represents the estimated maximum number of shares of common stock, par value $0.00001 per share, of Helix Energy Solutions Group, Inc. (“Helix”), following Helix’s conversion from a Minnesota corporation to a Delaware corporation (the “Converted Helix Common Stock”), issuable upon completion of the mergers and transactions contemplated by the Agreement and Plan of Merger, dated as of April 22, 2026 (the “Merger Agreement”), by and among Helix, Hornbeck Offshore Services, Inc. (“Hornbeck”), Odyssey Sub, Inc. and Hercules Sub LLC, other than the shares of Converted Helix Common Stock issuable to the Hornbeck stockholders (the “consenting stockholders”) who delivered a written consent adopting the Merger Agreement and approving the transactions contemplated thereby shortly following execution of the Merger Agreement. This estimate is based upon the product of (a) an exchange ratio in the Merger Agreement of 10.27167 multiplied by (b) 6,264,248 shares of common stock, par value $0.00001 per share, of Hornbeck (“Hornbeck common stock”), which is the sum of (i) 2,011,249 shares of Hornbeck common stock outstanding as of June 3, 2026, (ii) 1,471,714 shares of Hornbeck common stock underlying outstanding Jones Act Warrants (as defined in the registration statement), (iii) 920,239 shares of Hornbeck common stock underlying outstanding Creditor Warrants (as defined in the registration statement), assuming an illustrative trading price of the Helix common stock of $50.00 solely for the purpose of calculating the number of issuable shares issuable pursuant to the Creditor Warrants, estimated solely for purposes of calculating the registration fee, (iv) 1,007,834 shares of Hornbeck common stock underlying outstanding stock-based equity awards (other than options) and (v) 853,212 shares of Hornbeck common stock issuable upon exercise of outstanding options, in each case excluding any shares issuable to consenting stockholders and estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of the registrant as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rule 457(c) and Rule 457(f)(2) under the Securities Act. Hornbeck is a private company, and no market exists for its securities. The proposed maximum aggregate offering price for the Hornbeck securities to be exchanged in connection with the mergers, other than the Hornbeck securities to be exchanged by the consenting stockholders, equals the aggregate book value of such securities, as of April 30, 2026, which is approximately $198,138,165, or $31.63 per share of Hornbeck common stock outstanding (6,264,248 shares) as of June 3, 2026 and calculated on a fully diluted basis.